Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	July 31, 2006
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION ANNOUNCES SHARE
REPURCHASE PROGRAM, SEMI-ANNUAL DIVIDEND AND
CHANGES TO COMPOSITION OF CERTAIN COMMITTEES OF
ITS BOARD OF DIRECTORS
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or the “Company”) (Nasdaq: WTFC) today announced that the Company’s Board of Directors has authorized the Company to repurchase up to 2 million shares of its outstanding shares of common stock over the next 18 months. Based upon Wintrust’s current stock price, the number of shares that can be purchased under the repurchase program represent approximately 7.8% of the Company’s total shares of common stock outstanding based upon the approximately 25.6 million shares of common stock currently outstanding.
     “We believe that our current share price does not reflect the long-term prospects of the Company and therefore represents an attractive investment. Our decision to institute a share repurchase program highlights our continuing confidence in Wintrust’s long-term growth and our commitment to promote long-term shareholder value,” said Edward J. Wehmer, President and Chief Executive Officer. He further stated, “We will continue to maintain the flexibility to invest in our current business, take advantage of strategic opportunities and pay dividends.” Wintrust will repurchase shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. The timing and amount of the repurchases will be determined by the Company’s management based on their evaluation of market conditions, share price and other factors. The share repurchase program may be suspended or discontinued at any time.
     The Company also announced that its Board of Directors approved a semi-annual cash dividend of $0.14 per share of outstanding common stock. The dividend is payable on August 24, 2006 to shareholders of record as of August 10, 2006. This cash dividend, on an annualized basis, represents a 16.7% increase over the $0.24 per share common stock dividend paid during 2005.
     The Company also announced today that Allan E. Bulley Jr., who was appointed to the Company’s Board of Directors on March 13, 2006, was appointed to the Company’s Nominating and Corporate Governance Committee and Risk Management Committee, and that Joseph F. Damico has been appointed to the Compensation Committee and removed from the Risk Management Committee. These changes are effective immediately.
ABOUT WINTRUST
Wintrust is a financial holding company headquartered in Lake Forest, Illinois, with total assets of $9.2 billion at June 30, 2006. Wintrust currently operates 15 community banks located in the greater Chicago and Milwaukee metropolitan areas that provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size business through 72 banking facilities. Each of Wintrust’s banks provides a full complement of commercial and consumer loan and deposit products and services. Wintrust provides wealth management services, including trust, asset management and brokerage services, to customers primarily located in the Midwest, as well as to customers of the Company’s banks. Wintrust also originates and purchases residential mortgage loans, many of which are sold into the secondary market. In addition, Wintrust is involved in specialty lending through operating subsidiaries and divisions of certain of the Company’s banks. Wintrust’s specialty lending niches include commercial insurance premium finance, accounts receivable financing and administrative services to the temporary staffing industry and indirect auto lending in which Wintrust purchases loans through Chicago-area automobile dealerships.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.
•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release.

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